Exhibit 10.2

THIRD AMENDMENT TO AMENDED AND RESTATED MEZZANINE LOAN AND SECURITY AGREEMENT, AMENDMENT TO RECOURSE GUARANTY, OMNIBUS AMENDMENT TO LOAN DOCUMENTS AND REAFFIRMATION OF GUARANTEES AND ENVIRONMENTAL INDEMNITY

THIS THIRD AMENDMENT TO AMENDED AND RESTATED MEZZANINE LOAN AND SECURITY AGREEMENT, AMENDMENT TO RECOURSE GUARANTY, OMNIBUS AMENDMENT TO LOAN DOCUMENTS AND REAFFIRMATION OF GUARANTEES AND ENVIRONMENTAL INDEMNITY (this “Amendment and Reaffirmation”) is made as of October 12, 2023 (the “Effective Date”), by and among STWD 2021-FL2, LTD., an exempted company with limited liability under the laws of the Cayman Islands, as successor-in-interest to Initial Lender (defined below) (in such capacity, together with its successors and assigns, “Lender”), 1350 S DIXIE MEZZ BORROWER LLC, a Delaware limited liability company (“Borrower”), STWD 2021-FL2, LTD., an exempted company with limited liability under the laws of the Cayman Islands, as successor-in-interest to Starwood Property Mortgage Sub-12-A, L.L.C., a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, “Administrative Agent”), and CHARLES D. NOLAN, JR., an individual (“Guarantor”).

RECITALS:

A. Pursuant to that certain Amended and Restated Mezzanine Loan and Security Agreement dated as of November 19, 2021, by and among Borrower, Starwood Property Mortgage Sub-12-A, L.L.C., a Delaware limited liability company (together with its successors and assigns, “Initial Lender”), the other Lenders (as defined in the Existing Loan Agreement) a party thereto, and Administrative Agent, as modified pursuant to that certain First Amendment to Amended and Restated Mezzanine Loan and Security Agreement and Reaffirmation of Guarantees and Environmental Indemnity, dated as of February 14, 2022, by and among Borrower, Lenders, Administrative Agent and Guarantor, as further modified pursuant to that certain Second Amendment to Amended and Restated Mezzanine Loan and Security Agreement, Amendment to Carry Guaranty and Reaffirmation of Guarantees and Environmental Indemnity, dated as of September 23, 2022, by and among Borrower, Lenders, Administrative Agent and Guarantor (collectively, the “Existing Loan Agreement”; the Existing Loan Agreement, as amended by this Amendment and Reaffirmation, and as the same may be further amended, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time, the “Loan Agreement”), the Lenders made a loan to Borrower in the maximum principal amount of $33,750,000 (the “Original Loan”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Loan Agreement.

B. Lenders and Borrower have agreed to increase the principal amount of the Original Loan to a stated maximum principal amount of $35,100,000 (the “Upsizing”).

B. In connection with the Upsizing, the parties hereto desire to (i) amend the Existing Loan Agreement, (ii) amend the Recourse Guaranty, (iii) amend each of the other Loan Documents (collectively, the “Other Loan Documents”), and (iv) reaffirm the obligations of Guarantor under the Guarantees and the Environmental Indemnity.

NOW THEREFORE, in consideration of the foregoing and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby consent and agree as follows:

AGREEMENT:

1. Amendments to Loan Agreement. The Existing Loan Agreement is hereby amended as follows:

(a) The following definitions in Section 1.1 of the Existing Loan Agreement are hereby deleted in their entirety and the following corresponding definitions are substituted therefor:

“Advances” means, an advance (including the Floor Funding, a TI/LC Advance, a Hotel Unit Work Advance, a Capital Expenditures Work Advance or an Interest/OpEx Advance) of any portion of the Loan Amount made pursuant to the provisions of this Agreement. An “Advance” means each of the Advances, individually.

“Allocated Loan Amount” means (a) with respect to the Hotel Unit, $11,459,321.33, (b) with respect to the Residential Unit, $20,689,688.70, (c) with respect to the Retail Unit, $2,279,925.00, and (d) with respect to the Parking Unit, $671,064.98.

“Cash Management Event” means the occurrence of any of the following: (a) an Event of Default; (b) any Bankruptcy Action with respect to Borrower, Mortgage Borrower, Hotel Lessee, Guarantor, or any Manager; (c) the determination by Administrative Agent at any time that the Debt Yield is not at least (x) following the Third Amendment Date and otherwise prior to the Initial Maturity Date, six and seventy-five hundredths percent (6.75%), or (y) during any Extension Period, seven percent (7.0%) (provided, that in the event of a failure of Borrower to deliver the information and documentation required under Section 13.2 by the required delivery date hereunder, at Administrative Agent’s option the Debt Yield will be presumed to be less than the level required above unless and until such information and documentation are provided to Administrative Agent and demonstrate otherwise); or (d) the occurrence of a Mortgage Loan Event of Default.

“Cash Management Termination Event” means the occurrence of any of the following: (a) if the related Cash Management Event occurred as a result of an Event of Default, such Event of Default shall no longer exist (without implying that Borrower has a right to cure an Event of Default), no other Event of Default then exists, and Administrative Agent shall not have otherwise accelerated the Loan, moved for a receiver or commenced foreclosure proceedings; (b) in the event that the related Cash Management Event occurred as a result of a Bankruptcy Action, (i) the emergence of the applicable Person from bankruptcy with no material adverse consequence to the Property (unless same shall have been cured in full) or the Loan, as reasonably determined by Administrative Agent, (ii) if the Bankruptcy Action relates to a Manager, the emergence of the applicable Person from bankruptcy with no material adverse consequence to the Property or the Loan (unless same shall have been cured in full), or the replacement of such Manager with a Qualified Manager in accordance with the terms and conditions of this Agreement, or (iii) if the Bankruptcy Action relates to Guarantor, the emergence of the applicable Person from bankruptcy with no material adverse consequence to the Property or the Loan (unless same shall have been cured in full) or the replacement of Guarantor with an Approved Replacement Guarantor in accordance with the terms and conditions of this Agreement; (c) with respect to the Cash Management Event described in clause (c) of the definition thereof, Administrative Agent shall have determined that the Debt Yield is (i) prior to the Initial Maturity Date, at least six and seventy-five hundredths percent (6.75%) for the preceding two (2) consecutive full calendar quarters, or (ii) during any Extension Period, at least seven percent (7.0%) for the preceding two (2) consecutive full calendar quarters; and (d) with respect to the Cash Management Event described in clause (d) of the definition thereof, the receipt by Administrative Agent of a Mortgage Loan Event of Default Revocation Notice.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Advances pursuant to the terms and conditions of the Loan Documents and which shall not, in the aggregate with respect to the Loan, exceed the principal amounts set forth opposite such Lender’s name below or as set forth in the Assignment and Acceptance by which it became a Lender, as modified from time to time in accordance with the terms of this Agreement or to give effect to any Assignment and acceptance executed and delivered in accordance with the terms of this Agreement. “Commitments” means the aggregate principal amount of the Commitments of all the Lenders, which in the aggregate shall equal the Loan Amount. The Commitments of each Lender as of the Third Amendment Date are as follows: STWD 2021-FL2, Ltd.: $35,100,000.

“First Extended Maturity Date” means October 9, 2027.

“Guarantees” means, collectively, the Recourse Guaranty and the Carry Guaranty.

“Initial Maturity Date” means October 9, 2026.

“Loan Amount” means $35,100,000.

“Note” or “Notes” means, individually or collectively, as the context may require, (i) that certain Mezzanine Loan Promissory Note A-1 made by Borrower in favor of Initial Lender, dated as of the Closing Date, in the original principal amount of $31,225,649.72, (ii) that certain Mezzanine Loan Promissory Note A-2 made by Borrower in favor of Initial Lender, dated as of the Closing Date, in the maximum principal amount of $2,524,350.28, and (iii) that certain Mezzanine Loan Promissory Note A-3 made by Borrower in favor of Initial Lender, dated as of October 12, 2023, in the maximum principal amount of $1,350,000, as each of the same may be hereinafter amended, restated, replaced (whether by one or more replacement notes), supplemented, extended or otherwise modified from time to time.

“Second Extended Maturity Date” means October 9, 2028.

“Spread” means 8.7045930898564800% per annum.

“Term SOFR Floor” means 3.00% per annum.

(b) Section 1.1 of the Existing Loan Agreement is hereby amended by adding the following new defined terms in the appropriate alphabetical order:

“Capital Expenditures Work Advance” means an Advance made to pay for Capital Expenditures Work Costs.

“Capital Expenditures Work” has the meaning set forth in the definition of “Capital Expenditures Work Costs” contained herein.

“Capital Expenditures Work Advance” means an Advance made to pay for Capital Expenditures Work Costs.

“Capital Expenditures Work Allocation” means the portion of the Loan in the initial amount of $1,350,000 allocated for Capital Expenditures Work Advances.

“Capital Expenditures Work Budget” means a budget which has been approved by Administrative Agent in its reasonable discretion (as the same may be modified from time to time with the prior written approval of Administrative Agent, not to be unreasonably withheld, conditioned or delayed) setting forth the anticipated Capital Expenditures Work Costs (and an associated contingency).

“Capital Expenditures Work Costs” means costs incurred or required to be paid in connection with the completion of the work contemplated in the Capital Expenditures Work Budget (collectively, the “Capital Expenditures Work”).

“Capital Expenditures Work Outside Completion Date” means October 12, 2025, as such date may be extended due to Excusable Delay.

“Deficiency” has the meaning set forth in the Mortgage Loan Agreement.

“Deficiency Account” has the meaning set forth in the Mortgage Loan Agreement.

“Deficiency Collateral” has the meaning set forth in the Mortgage Loan Agreement.

“Initial Interest Rate Cap Agreement” has the meaning set forth in Section 11.1 hereof.

“Prepayment Amount” means, as of any date of calculating the Prepayment Premium, the portion of the outstanding principal balance of the Loan being so prepaid.

“Prepayment Premium” means, with respect to the principal amount of the Loan being prepaid, an amount equal to (a) with respect to any prepayment made on or before the Prepayment Premium End Date, an amount equal to the greater of (i) one percent (1%) of the Prepayment Amount, and (ii) the product of (A) the Loan Amount, multiplied by (B) the product of (x) the quotient of (I) the Spread, divided by (II) three hundred sixty-five (365), multiplied by (y) the number of days remaining from the Prepayment Date through and including the Prepayment Premium End Date, and (b) with respect to any prepayment made after the Prepayment Premium End Date, there shall be no required Prepayment Premium.

“Prepayment Premium End Date” means April 12, 2025.

“Third Amendment Date” shall mean October 12, 2023.

(c) The following definitions in Section 1.1 of the Existing Loan Agreement are hereby deleted in their entirety: “Actual Interest Payment”; “Eligible Assignee”; “Minimum Multiple”; “Payment Guaranty”; and “Required Interest Payment”.

(d) The Existing Loan Agreement is hereby amended by deleting all references therein to the term “Minimum Multiple” and substituting the term “Prepayment Premium” in replacement thereof.

(e) Section 2.5(b)(v) of the Existing Loan Agreement is hereby amended and restated in its entirety as follows:

“(v) if an Alternative Rate Trigger has occurred and the existing Interest Rate Cap Agreement is scheduled to expire prior to the Maturity Date (as extended pursuant to the exercise of such Extension Option), (A) Borrower shall obtain and deliver to Administrative Agent, not later than five (5) Business Days prior to the then applicable Maturity Date, one or more Replacement Interest Rate Cap Agreements from an Approved Counterparty, which Replacement Interest Rate Cap Agreement(s) (w) shall have a strike price such that, after giving effect to the capped rate, the minimum Debt Service Coverage Ratio for the Property is at least 1.15:1.00, (x) shall be effective commencing on the first day of the applicable Extension Term, (y) shall have a notional amount equal to the then outstanding principal amount of the Loan and (z) shall have a maturity date no earlier than the Maturity Date (as extended pursuant to the exercise of such Extension Option), and (B) Borrower shall deliver to Administrative Agent on or prior to the then applicable Maturity Date a collateral assignment of such Replacement Interest Rate Cap Agreement(s) substantially in the form attached hereto as Exhibit D;”

(b) Section 2.5(b)(vii) of the Existing Loan Agreement is hereby amended and restated in its entirety as follows:

“(vii) subject to the last unnumbered paragraph of this Section 2.5, (A) with respect to the First Extension Option, the Property shall have achieved a Debt Yield of not less than eight and one quarter percent (8.25%), and (B) with respect to the Second Extension Option, the Property shall have achieved a Debt Yield of not less than eight and one-half percent (8.50%);”

(f) Section 2.12(a) of the Existing Loan Agreement is hereby amended and restated in its entirety as follows:

“(a) Voluntary Prepayments. Borrower may prepay the Loan in whole or in part, without penalty or premium (other than payment of the Prepayment Premium as provided below), upon at least ten (10) Business Days’ prior written notice to Administrative Agent, which notice (each, a “Prepayment Notice”) shall specify the Business Day upon which such prepayment shall be made (each such date, a “Prepayment Date”) and may be revoked by Borrower by written notice to Administrative Agent up until and including the Prepayment Date (provided that Borrower pays all actual out-of-pocket costs and expenses incurred by Administrative Agent or any Lender on account of such revocation), provided that, together with such principal prepayment, Borrower pays (A) all accrued and unpaid interest on the applicable portion of the Loan being prepaid to and including the applicable Prepayment Date, (B) all other sums then due and payable by Borrower under the Loan Documents with respect to the portion of the Loan being prepaid, (C) if such Prepayment Date is not a Payment Date, all interest that would have accrued on the applicable portion of the Loan being prepaid through the last day of the Interest Period within which such Prepayment Date occurs, (D) the Prepayment Premium, if any, applicable to such payment, and (E) contemporaneous with such prepayment of the Loan in full (or a portion thereof, as the case may be) Borrower shall also cause the Mortgage Borrower to prepay the Mortgage Loan or a corresponding percentage thereof based on the Loan Percentage Share in accordance with the provisions of the Mortgage Loan Agreement. Upon receipt of a Prepayment Notice pursuant to this Section 2.12, Administrative Agent shall promptly (but in no event more than one (1) Business Day after Administrative Agent’s receipt of such written notice) notify each Lender of the contents thereof and of such Lender’s ratable share of the principal amount of such prepayment. Except as otherwise provided above, no portion of the Mortgager Loan shall be prepaid until the Loan has been repaid in full.”

(g) Section 4.4.2(b) of the Existing Loan Agreement is hereby amended and restated in its entirety as follows:

“(b) a requisition spreadsheet in the form set forth in Exhibit C-2, setting forth the purposes and amounts of the TI/LC Costs, Capital Expenditures Work Costs and/or Hotel Unit Work Costs, as applicable, to be included in the applicable TI/LC Advance, Capital Expenditures Work Advance and/or the Hotel Unit Work Advance, as applicable;”

(h) Section 4.4.2(d) of the Existing Loan Agreement is hereby amended and restated in its entirety as follows:

“(d) conditional or final lien waivers, as applicable, for any work performed prior to the applicable Advance Date for (i) any Hotel Unit Work, Capital Expenditures Work, Tenant Improvement work or Preparation Work performed by Mortgage Borrower, and (ii) any Tenant Improvement work performed under a Lease by Tenant or other party that permits Mortgage Borrower, as landlord, to request such lien waivers; and”

(i) Section 4.4.5(c) of the Existing Loan Agreement is hereby amended and restated in its entirety as follows:

“(c) At any time after Administrative Agent shall have determined that the Property has achieved (1) a Debt Yield that is at least seven percent (7.00%) and (2) a Debt Service Coverage Ratio that is at least 1.20:1.00, in each case, for two (2) consecutive calendar quarters, Borrower shall have the right, exercisable by written notice to Administrative Agent, to receive a final Interest/OpEx Advance in the amount of the remaining Interest/OpEx Allocation, in which event (x) the Lenders shall make such final Interest/OpEx Advance to Borrower (subject to satisfaction of the conditions in Sections 4.1) within ten (10) days following Administrative Agent’s receipt of such notice from Borrower, and (y) Lenders shall have no further obligation to make Interest/OpEx Advances under and pursuant to this Agreement.”

(j) The Existing Loan Agreement is hereby amended to insert the following as a new Section 4.5 immediately following Section 4.4 thereof:

“4.5 Additional Capital Expenditures Work Advance Funding Requirements.

(a) In addition to the conditions set forth in Section 4.1.1, each of the following must be satisfied (or waived by Administrative Agent in its sole discretion) as a condition to Lenders’ obligation to make any Capital Expenditures Work Advance hereunder:

(i) such Capital Expenditures Work Advance shall be in accordance with the Capital Expenditures Work Budget;

(ii) such Capital Expenditures Work Advances shall occur no more frequently than once per month (and shall be made concurrently with any TI/LC Advance requested by Borrower during the applicable month), and shall not be in increments amounting, in the aggregate with any TI/LC Advance being made concurrently therewith, to less than $50,000 (with the exception of the final Capital Expenditures Work Advance, which may be less);

(iii) in no event shall Lenders be obligated to make any Capital Expenditures Work Advance which, taken together with all prior Capital Expenditures Advances, would exceed the total Capital Expenditures Work Allocation;

(iv) if Borrower is requesting such Capital Expenditures Work Advance, in whole or in part, to fund any hard costs in connection with Capital Expenditures Work, the first disbursement request in respect of such hard costs shall be accompanied by copies of any applicable construction contracts entered into by Mortgage Borrower, construction proposals, design drawings, conceptual drawings and/or scopes of work, in any such case, which reasonably describe the Capital Expenditures Work to be performed in respect of such Capital Expenditures Work Advance;

(v) if Borrower is requesting such Capital Expenditures Work Advance, in whole or in part, to fund any soft costs in connection with Capital Expenditures Work, the work and/or materials to be paid for from the proceeds therefrom have been purchased, performed at, will be stored at, and/or are or will be incorporated into the Property and, if reasonably required by Administrative Agent, Administrative Agent shall have verified same; and

(vi) in no event shall Lenders be obligated to make any Capital Expenditures Work Advance after the Capital Expenditures Work Outside Completion Date, unless otherwise agreed to in writing by all Lenders in their respective sole and absolute discretion.

(b) If Administrative Agent shall determine that a Deficiency exists, Administrative Agent shall deliver written notice of such determination to Borrower. Within ten (10) Business Days of receipt of such notice of determination, Borrower shall, or shall cause Mortgage Borrower to, deposit Deficiency Collateral into the Deficiency Account in the aggregate amount of the Deficiency. Any Deficiency Collateral deposited pursuant to this Section 4.4.5(b) shall be held by Mortgage Administrative Agent and applied in accordance with the terms of Section 4.4.5 of the Mortgage Loan Agreement.

(c) At any time after Administrative Agent shall have determined, in its reasonable discretion, that all Capital Expenditures Work has been fully completed and all Capital Expenditures Work Costs have been fully paid, then Borrower shall have the right, exercisable by written notice to Administrative Agent, to reallocate any amount remaining in the Capital Expenditures Work Allocation to the Interest/OpEx Allocation, in which event Lenders shall have no further obligation to make Capital Expenditures Work Advances under and pursuant to this Agreement.”

(k) Section 8.1.2 of the Existing Loan Agreement is hereby amended and restated in its entirety as follows:

8.1.2 Policies. All insurance provided for in Section 8.1.1 of the Mortgage Loan Agreement shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the reasonable approval of Administrative Agent as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of (a) prior to the occurrence of a Securitization, “A-” or better by S&P, and “A3” or better by Moody’s, and “A:X” or better by A.M. Best (but in such case only to the extent that such Rating Agency rates the applicable insurer) or such other insurance company as may be reasonably acceptable to Administrative Agent, and (b) following the occurrence of a Securitization, “A” or better by S&P and “A2” or better by Moody’s (to the extent that Moody’s rates the applicable insurer), or such other insurance company as may be reasonably acceptable to Administrative Agent. Notwithstanding the foregoing, Administrative Agent shall accept Ategrity Specialty Insurance Company, rated “A-:IX” by A.M. Best as the insurer for the general liability Policy, provided that the rating of such insurer is not withdrawn or downgraded below the date hereof. The Policies described in Section 8.1.1(a), (c), (d) and (f) of the Mortgage Loan Agreement (other than those strictly limited to liability protection) shall designate Administrative Agent as a loss payee, subject to the rights of Mortgage Administrative Agent and Mortgage Lender under the Mortgage Loan Documents. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Administrative Agent, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Administrative Agent of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Administrative Agent. Complete copies of the Policies shall be submitted to Administrative Agent upon written request; provided that if such Policies have not been issued by the insurers, Borrower shall, or shall cause Mortgage Borrower or Hotel Lessee to, request and diligently pursue such Policies, and Borrower shall submit to Administrative Agent the Policies upon issuance. Notwithstanding the foregoing, Mortgage Borrower shall be permitted to continue financing the Insurance Premiums on the current finance agreement with Pathward in effect as of the Third Amendment Date, provided that no premium financing shall be permitted during subsequent renewals of the Policies without Administrative Agent’s prior written approval. During any period when premium financing is permitted, Borrower shall be required to deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent of the making of each installment payment required under such financing.”

(l) Section 11.1 of the Existing Loan Agreement is hereby amended and restated in its entirety as follows:

“11.1 Interest Rate Cap Agreement. Borrower shall, on or prior to the Third Amendment Date, (a) obtain an Interest Rate Cap Agreement (the “Initial Interest Rate Cap Agreement”) with a term expiring no earlier than April 9, 2024, with an Approved Counterparty and having a strike rate (the “Strike Price”) equal to (or, at Borrower’s option, lower than) three and fifteen hundredths percent (3.15%), and (b) collaterally assign to Administrative Agent, for the benefit of the Lenders, pursuant to an Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under such Interest Rate Cap Agreement. Prior to the expiration of the Initial Interest Rate Cap Agreement, Borrower shall either (i) extend the term of the Initial Interest Rate Cap Agreement for not less than six (6) months, or (ii) (x) purchase a new Interest Rate Cap Agreement with a term expiring no earlier than six (6) months following the expiration of the Initial Interest Rate Cap Agreement and with an Approved Counterparty and having a Strike Price equal to (or, at Borrower’s option, lower than) three and fifteen hundredths percent (3.15%), and (y) collaterally assign to Administrative Agent, for the benefit of the Lenders, pursuant to an Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under such new Interest Rate Cap Agreement.

Prior to the expiration of such extension or replacement of the Initial Interest Rate Cap Agreement, Borrower shall either (i) further extend the term of the Initial Interest Rate Cap Agreement for not less one (1) year, or (ii) (x) purchase a new Interest Rate Cap Agreement with a term expiring no earlier than one (1) year following the expiration of such extension or replacement of the Initial Interest Rate Cap Agreement and with an Approved Counterparty and having a Strike Price equal to (or, at Borrower’s option, lower than) three and fifteen hundredths percent (3.15%), and (y) collaterally assign to Administrative Agent, for the benefit of the Lenders, pursuant to an Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under such new Interest Rate Cap Agreement. In the event that such further extension of the Initial Interest Rate Cap Agreement or new Interest Rate Cap Agreement is scheduled to expire prior to the Initial Maturity Date, Borrower shall, prior to the expiration of such extension of the Initial Interest Rate Cap Agreement or new Interest Rate Cap Agreement, either (i) further extend the term of the Initial Interest Rate Cap Agreement for a period expiring no earlier than the Initial Maturity Date, or (ii) (x) purchase a new Interest Rate Cap Agreement with a term expiring no earlier than the Initial Maturity Date and with an Approved Counterparty and having a Strike Price equal to (or, at Borrower’s option, lower than) three and fifteen hundredths percent (3.15%), and (y) collaterally assign to Administrative Agent, for the benefit of the Lenders, pursuant to an Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under such new Interest Rate Cap Agreement. Upon the occurrence of an Alternative Rate Trigger, Borrower shall, within ten (10) Business Days after conversion of all or a portion of the Loan to an Alternative Rate Loan: (i) provide an Interest Rate Cap Agreement which has the effect of capping the Alternative Rate Index rate at a strike price equal to (or, at Borrower’s option, lower than) the Alternative Rate Strike Price; and (ii) collaterally assign to Administrative Agent, for the benefit of the Lenders, pursuant to an Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under such Interest Rate Cap Agreement. Notwithstanding the foregoing, if the Alternative Rate Index is not publicly recognized by ISDA as an alternative to Term SOFR (or any other then-applicable Rate Index) and/or ISDA has not approved an amendment to hedge agreements generally providing such Alternative Rate Index as a standard alternative to Term SOFR (or any other then-applicable Rate Index), Borrower shall purchase such other hedging product as reasonably determined by Administrative Agent or, in the event such product is not commercially available, Borrower and Administrative Agent shall cooperate to find a mutually agreeable alternative to an Interest Rate Cap Agreement that would afford the applicable Lender(s) substantially equivalent protection from increases in the interest rate.”

(m) Section 15.1(a)(C) of the Existing Loan Agreement is hereby amended and restated in its entirety as follows: “intentionally omitted;”

(n) Section 15.2(a) of the Existing Loan Agreement is hereby amended and restated in its entirety as follows:

“(a) In connection with any Secondary Market Transaction, upon written request, Borrower shall, at no out-of-pocket cost to Borrower in excess of $5,000 unless promptly reimbursed by the Lenders, execute and deliver to Administrative Agent such reasonable documents, instruments, certificates, financial statements and assignments and use commercially reasonable efforts to do such other reasonable acts and provide such reasonable information, and participate in such meetings and discussions, in each case that are reasonably necessary to facilitate the consummation of each Secondary Market Transaction, including executing and delivering such documents and agreements (and delivering such opinions of counsel with respect thereto as Administrative Agent may reasonably require) necessary to (i) restructure the Loan into multiple notes (which may include component notes and/or senior and junior notes), reduce the number of notes and/or reallocate the principal balances of the notes and/or (ii) establish different interest rates between the Loan and the Mortgage Loan and to require the payment of the Loan and the Mortgage Loan in such order or priority as may be designated by Administrative Agent (collectively, “Tranches”), and/or (iii) modify the Payment Dates, the Interest Determination Date, and the Interest Period under the Loan Documents; provided, however, that (A) the aggregate principal amount of such Tranches as of their date of creation shall comply with the conditions in clauses (A)-(C) of Section 15.1(a), (B) absent an Event of Default or the application of Proceeds in reduction of the Loan or a voluntary partial prepayment by Borrower, the interest rate of all such Tranches on both the Loan and the Mortgage Loan shall be set such that, taking into account the then current projected draw schedule, amounts actually funded under each of the Loan and the Mortgage Loan, and the aggregate amount of interest projected to be paid on the Loan and the Mortgage Loan, interest on the Loan and the Mortgage Loan shall be equal to the aggregate amount of interest that would be paid on a loan which funded on the same draw schedule and had an interest rate equal to the Blended Rate, and (C) Borrower shall not be required to take any action that would cause a breach of any term or provision of the Mortgage Loan Documents. If Borrower fails to cooperate with Administrative Agent within fifteen (15) Business Days of written request by Administrative Agent, Administrative Agent is hereby appointed as Borrower’s attorney in fact, coupled with an interest, to execute any and all documents necessary to accomplish such modifications (but in any event the Loan Documents shall be deemed to have been modified to incorporate any such modifications as Administrative Agent may so notify Borrower of in writing) and at Administrative Agent’s option, declare such failure to be an Event of Default.”

(o) Section 18.1(a)(xi) of the Existing Loan Agreement is hereby amended and restated in its entirety as follows: “if Borrower shall fail to cause the Capital Expenditures Work to be completed prior to the Capital Expenditures Work Outside Completion Date;”

(p) Section 19.1(a)(K) of the Existing Loan Agreement is hereby amended and restated in its entirety as follows:

“any damage to the Property as a result of wind/hail/named storm; provided, that, notwithstanding anything to the contrary contained herein, (i) Borrower shall only have liability under this Section 19.1(a)(K) in the event that (x) Mortgage Borrower or Hotel Lessee shall maintain comprehensive all risk or Special Form Perils insurance providing for a deductible for wind/hail/named storm coverage in excess of five percent (5%) of the total insurable value of the Improvements and (y) the aggregate cost of Restoration with respect to such damage to the Property is in excess of five percent (5%) of the total insurable value of the Improvements, and (ii) in the event that the conditions in the foregoing clause (i) have been satisfied, the amount of Borrower Recourse Liabilities under and pursuant to this Section 19.1(a)(K) shall be deemed to equal the sum of (1) the amount by which the aggregate cost of Restoration with respect to such damage to the Property exceeds five percent (5%) of the total insurable value of the Improvements, not to exceed an amount equal to the amount of Mortgage Borrower’s or Hotel Lessee’s (as applicable) deductible for wind/hail/named storm coverage, plus (2) the amount of any enforcement and collection costs and expenses actually incurred by Administrative Agent in connection with the foregoing;”

(q) Section 20.6 of the Existing Loan Agreement is hereby amended to replace the addresses for notices to Administrative Agent and Initial Lender with the following:

If to Administrative Agent:	STWD 2021-FL2, Ltd.

c/o Starwood Property Trust, Inc.
1601 Washington Avenue, Suite 600
Miami Beach, Florida 33139
Attention: Asset Management
Email: jdiamond@starwood.com

With a copy to:	STWD 2021-FL2, Ltd.

c/o Starwood Property Trust, Inc.
591 West Putnam Avenue
Greenwich, Connecticut 06830
Attention: General Counsel

Email: STWDGeneralCounsel@starwood.com

With a copy to:	Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Attention: Alan S. Weil, Esq.

If to Initial Lender:	STWD 2021-FL2, Ltd.

c/o Starwood Property Trust, Inc.
1601 Washington Avenue, Suite 600
Miami Beach, Florida 33139
Attention: Asset Management
Email: jdiamond@starwood.com

With a copy to:	STWD 2021-FL2, Ltd.

c/o Starwood Property Trust, Inc.
591 West Putnam Avenue
Greenwich, Connecticut 06830
Attention: General Counsel

Email: STWDGeneralCounsel@starwood.com

With a copy to:	Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Attention: Alan S. Weil, Esq.

(r) Schedule IX attached to the Existing Loan Agreement is hereby deleted in its entirety and replaced with Schedule IX attached to this Amendment and Reaffirmation.

(s) Schedule XII attached to the Existing Loan Agreement is hereby deleted in its entirety and replaced with Schedule XII attached to this Amendment and Reaffirmation

(t) All references in the Existing Loan Agreement to “this Agreement” shall be deemed to be references to the Existing Loan Agreement as amended by this Amendment and Reaffirmation.

2. Amendments to Recourse Guaranty. The second sentence of Section 5.3 of the Recourse Guaranty is hereby amended and restated in its entirety as follows:

“Guarantor’s Financial Compliance Certificates delivered pursuant to this Section 5.3 shall include copies of reports and/or calculations substantially in the same form and containing the same level of detail as that delivered to Administrative Agent as of the date hereof (including, solely with respect to each Financial Compliance Certificate delivered after the end of the fourth calendar quarter of each year, Guarantor’s quarterly net worth statement or annual net worth statement, as applicable), and shall include a certification by Guarantor that all such evidence and other information presented to Administrative Agent in connection therewith is true, correct and complete.”

3. Amendments to Other Loan Documents. The Other Loan Documents are hereby amended as follows:

(a) Any references to, and any definition of, the “Note” in any of the Other Loan Documents shall mean, and such definition is hereby amended to refer, collectively, to (i) that certain (i) Mezzanine Loan Promissory Note A-1 dated as of the Closing Date, made by Borrower in favor of Initial Lender in the original principal amount of $31,225,649.72, (ii) that certain Mezzanine Loan Promissory Note A-2 dated as of the Closing Date, made by Borrower in favor of Initial Lender in the stated maximum principal amount of $2,524,350.28, and (iii) that certain Mezzanine Loan Promissory Note A-3 dated as of October 12, 2023, made by Borrower in favor of Lender in the stated maximum principal amount of $1,350,000, as each may be amended, restated, replaced (whether by one or more replacement notes) or modified from time to time.

(b) Any references to, and any definition of, the “Loan” in any of the Other Loan Documents shall mean, and such definition is hereby amended to refer to, the Original Loan made by Lenders to Borrower pursuant to the Existing Loan Agreement, as increased to the stated maximum principal amount of $35,100,000.

(c) Any references to, and any definition of, the “Loan Agreement” in any of the Other Loan Documents shall mean, and such definition is hereby amended to refer to, the Existing Loan Agreement as amended by this Amendment and Reaffirmation, and as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

4. Reaffirmation of Guarantees and Environmental Indemnity. Guarantor hereby: (i) acknowledges and consents to the Upsizing and to the execution and delivery of this Amendment and Reaffirmation and all other documents executed and delivered by Borrower in connection with the Upsizing (collectively, the “Upsizing Documents”); (ii) ratifies and confirms all of the terms, covenants, conditions and obligations contained in the Recourse Guaranty (as amended pursuant to this Amendment and Reaffirmation), the Carry Guaranty and the Environmental Indemnity (collectively, the “Guarantor Documents”); (iii) reaffirms the continuing validity of the Guarantor Documents and that, notwithstanding the Upsizing, Guarantor’s obligations and rights under the Guarantor Documents are and shall remain in full force and effect and enforceable in accordance with their respective terms, and, as of the Effective Date, there are no claims, counterclaims, offsets, defenses, defaults or events which, with the passage of time or giving of notice, would constitute a default with respect to any of the Guarantor Documents; (iv) acknowledges and agrees that the Upsizing will result in the increase of Guarantor’s obligations and potential liability under the Guarantor Documents; (v) acknowledges and agrees that Administrative Agent’s and Lender’s request for Guarantor’s consent to the Upsizing and the execution and delivery of the Upsizing Documents shall not be construed as requiring consent by Guarantor to any future modification or amendment of any documents or instruments pertaining to Borrower’s obligations to Administrative Agent and/or the Lenders; (vi) acknowledges and agrees that it has had the opportunity to review this Amendment and Reaffirmation, and all other documents, instruments and agreements executed by Borrower in connection with the modifications contemplated hereby and thereby and is entering into this Amendment and Reaffirmation with full knowledge of each of the foregoing; and (vii) to the extent permitted by applicable Legal Requirements, waives any and all rights of subrogation, reimbursement, indemnity, contribution or any other claim arising from the existence or performance of the Guarantor Documents which Guarantor may now or hereafter have against Borrower or any other person (or their respective properties) directly or contingently liable for the obligations of Borrower until such time as the Loan has been paid and satisfied in full and all obligations owed to the Lenders under the Loan Documents have been fully performed, subject in all events, to the terms of the Guarantor Documents (including, without limitation, Sections 1.9 and 6.15 of each of the Recourse Guaranty and the Carry Guaranty).

5. Borrower’s Reaffirmation. Borrower represents, warrants and covenants to Administrative Agent and the Lenders that the Loan Documents to which Borrower is a party (as modified by this Amendment and Reaffirmation) are in full force and effect and enforceable in accordance with their respective terms, and, as of the Effective Date, there are no claims, counterclaims, offsets, defenses, defaults or events which, with the passage of time or giving of notice, would constitute a default with respect to the Loan Documents or the obligations evidenced thereby.

6. Authority. Each party hereto represents and warrants that such party is (a) authorized to enter into this Amendment and Reaffirmation and (b) has obtained all necessary consents, if any, needed to enter into this Amendment and Reaffirmation.

7. Payment of Transaction Expenses. Borrower shall pay the reasonable out-of-pocket costs and expenses incurred by Administrative Agent and the Lenders in connection with the transactions contemplated herein or otherwise outstanding as of the Effective Date (collectively, the “Transaction Expenses”), including reasonable third party legal fees and disbursements of Administrative Agent and Lenders’ counsel, any recording costs, taxes, and other charges, costs and fees actually incurred by Administrative Agent and Lenders in connection with the preparation, negotiation, execution and delivery of this Amendment and Reaffirmation.

8. Acknowledgment of Debt Owed. The parties hereto acknowledge and agree that as of the Effective Date, the outstanding principal balance of the Loan is $34,362,030.54 and the principal amount of $737,969.46 remains available to be advanced under the Loan.

9. Claims or Defenses; Release. Borrower and Guarantor, on behalf of themselves, each of their respective successors and assigns, and each of their Affiliates (collectively, the “Borrower Parties”), acknowledge and agree that, as of the Effective Date, they have no defenses, counterclaims, offsets, cross-complaints, causes of action, rights, claims or demands of any kind or nature whatsoever against Administrative Agent, any Lender, any loan participant, any servicer or any of their respective Affiliates, including, without limitation, any usury or lender liability claims or defenses, arising out of the Loan or the Loan Documents or, in connection with the Loan or this Amendment and Reaffirmation. Each of Borrower and Guarantor further acknowledge that to the extent that any claim as described above should in fact exist on the date hereof, including, without limitation, any usury or lender liability claim or defense, it is hereby fully, finally and irrevocably released by Borrower and Guarantor. Moreover and notwithstanding anything to the contrary contained herein or in any of the Loan Documents, in consideration of the execution and delivery of this Amendment and Reaffirmation, the Borrower Parties, on behalf of themselves and their respective successors and assigns, hereby fully, forever and irrevocably release, discharge and acquit the Released Parties (as defined below) of and from any and all rights, claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action, debts, sums of money, accounts, compensations, contracts, controversies, promises, damages, costs, losses and expenses of every type, kind, nature, description or character, and irrespective of how, why by reason of what facts, whether heretofore or now existing or that could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, claimed or unclaimed, whether based on contract, tort, breach of any duty, or other legal or equitable theory of recovery, each as though fully set forth herein at length that in any way arise from the Loan, or the administration thereof, the Loan Documents, or the collateral for the Loan, as well as any action or inaction of the Released Parties or any of them with respect to the Loan or the administration thereof. As used herein, the term “Released Parties” means Administrative Agent, each Lender and their respective past and present affiliates and participants, and their respective past and present constituent members, partners, participants, officers, directors, servicers, agents, attorneys (including their external counsel), accountants, and employees of each and all of the foregoing entities, and their respective successors, heirs and assigns. Each of the Borrower Parties acknowledge and agree that factual matters now unknown to them may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected for the period prior to the Effective Date, and the Borrower Parties further agree, represent and warrant that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that the Borrower Parties nevertheless hereby intend to release, discharge and acquit the Released Parties from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses.

10. Conditions Precedent to Effective Date. The terms and provisions of this Amendment and Reaffirmation shall be deemed effective from and after the Effective Date subject to the satisfaction of each of the following conditions precedent:

(a) Loan Documents. Administrative Agent shall have received and approved a fully executed original of this Amendment and Reaffirmation and all other Upsize Documents.

(b) Expenses. Borrower shall have paid all of the Transaction Expenses.

11. Governing Law. This Amendment and Reaffirmation shall be governed in accordance with the terms and provisions of Section 20.3 of the Loan Agreement.

12. Conflicts or Inconsistencies. This Amendment and Reaffirmation is entered into pursuant to and subject to the terms set forth in the Loan Agreement. In the event of a conflict or inconsistency between the terms set forth in this Amendment and Reaffirmation and the Loan Agreement, the terms of this Amendment and Reaffirmation shall control.

13. Severability. Wherever possible, each provision of this Amendment and Reaffirmation shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment and Reaffirmation shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment and Reaffirmation.

14. Counterparts. This Amendment and Reaffirmation may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. This Amendment and Reaffirmation shall become effective and shall be binding on each party hereto only when fully executed and delivered by all parties hereto. Delivery by telecopier, facsimile or other electronic transmission (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign) of an executed counterpart of a signature page to this Amendment and Reaffirmation shall be effective as delivery of an original executed counterpart.

15. Successors and Assigns. This Amendment and Reaffirmation shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and assigns.

16. Amendments. This Amendment and Reaffirmation may not be modified, amended, waived, changed or terminated orally, but only by an agreement in writing signed by the party against whom the enforcement of the modification, amendment, waiver, change or termination is sought.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Reaffirmation to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

1350 S DIXIE MEZZ BORROWER LLC,
a Delaware limited liability company

By:	/s/ Brent M. Reynolds
Brent M. Reynolds
Authorized Representative

[Signatures Continue on Following Page]

LENDER:

STWD 2021-FL2, LTD., an exempted company
with limited liability under the laws of the Cayman Islands

By: STWD Investment Management, LLC, as Collateral Manager

By:	/s/ Joseph Rothenberg
	Name:	Joseph Rothenberg
	Title:	Vice President

ADMINISTRATIVE AGENT:

STWD 2021-FL2, LTD., an exempted company
with limited liability under the laws of the Cayman Islands

By: STWD Investment Management, LLC, as Collateral Manager

By:	/s/ Joseph Rothenberg
	Name:	Joseph Rothenberg
	Title:	Vice President

[Signatures Continue on Following Page]

GUARANTOR:

/s/ Charles D. Nolan, Jr.
CHARLES D. NOLAN, JR.